PRESS RELEASE
July 20, 2005
(10:00 am for Immediate Release)

Chemung Financial Reports 2nd Quarter/First Half Earnings

Chemung Financial Corporation (the "Corporation"), the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported second quarter unaudited net income of $1.749 million vs. $2.012 million unaudited net income for the second quarter of 2004, a decrease of 13.1%. Earnings per share for the quarter were $0.47 as compared with $0.53 a year ago, a decrease of 11.3% on approximately 87,000 fewer average shares outstanding.

Net income for the first half of 2005 totaled $3.328 million vs. $4.176 million for the first half of 2004, a decrease of 20.3%. Earnings per share were down 18.2% from $1.10 to $0.90 per share on approximately 84,000 fewer average shares outstanding.

In a prepared statement released by the Corporation this morning, Jan P. Updegraff, President & Chief Executive Officer, stated:

"The decline in our second quarter net income resulted from somewhat lower levels of net interest income and non-interest income, as well as slightly higher operating expenses.

While our net interest margin for the second quarter of this year increased to 3.78% compared to 3.61% during the second quarter of 2004, net interest income declined $66 thousand. This decline was largely attributed to a $39.9 million decrease in average earning assets, primarily investment securities. The Corporation's average securities portfolio declined $35.6 million principally because high quality investments carried low yield spreads. This decline was partially offset by an $11.7 million increase in average loans, reflecting an increase in the demand for business loans. We are encouraged by the increase in our business loan portfolio as management believes this to be indicative of an improving economic environment.

Non-interest income for the second quarter of 2005 declined $233 thousand from the second quarter of 2004, primarily due to lower service charges on deposit accounts. There was also lower revenue from the Corporation's equity investment in Cephas Capital Partners, LP, a Small Business Investment Company limited partnership.

Second quarter 2005 operating expenses compared to the corresponding period in 2004 were up $115 thousand or 1.8%, due primarily to higher employee salaries and wages.

The decrease in net income for the first half of 2005 also resulted from lower net interest income and non-interest income, as well as higher operating expenses, partially offset by a $183 thousand reduction in the provision for loan losses.

While our net interest margin for the first six months of 2005 compared to the first six months of last year increased 6 basis points to 3.72%, net interest income declined $527 thousand or 4.1%, principally due to a $38.7 million decrease in average earning assets. The Corporation's $44.1 million decrease in the average securities portfolio was partially offset by a $7.4 million increase in average loans. The lower provision for loan losses, which declined from $833 thousand to $650 thousand, is reflective of management's review of the adequacy of our allowance for loan losses.

Non-interest income for the first half of 2005 decreased $519 thousand or 7.7% compared to the same period last year, with lower service charges on deposit accounts and lower net gains on securities transactions being the largest elements impacting this decline.

A $449 thousand or 3.5% increase in operating expenses for the first half of 2005 was primarily due to higher salaries and wages, increased marketing and advertising expense and an increase in net occupancy costs."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.